Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement of Origin Bancorp, Inc. (Company) on Form S-3ASR (Registration No. 333-291185) and the Registration Statements on Form S-8 (Registration No. 333-226115, 333-255879, 333-266440, and 333-279032) of our report dated February 25, 2026 on our audits of the consolidated financial statements of the Company as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2026 on our audit of the internal control over financial reporting of the Company as of December 31, 2025, which report is included in this annual report on Form 10-K.

Little Rock, Arkansas
February 25, 2026